Exhibit 99.1

PRESS RELEASE
	Contact:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES NAMES BRETT A. COPE

PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON — SEPTEMBER 28, 2016 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced that its Board of Directors has named Brett A. Cope, age 48, President and Chief Executive Officer of the Company, effective October 1, 2016. Mr. Cope was also named to the Board of Directors effective October 1st.

Thomas W. Powell, Chairman, President and Chief Executive Officer, stated, “On behalf of our Board of Directors and the Company, I am pleased to announce the promotion of Brett Cope to President and CEO. With over 25 years of industry experience, Brett has demonstrated great leadership over the past six years on his path to becoming our new chief executive officer. As CEO, Brett’s customer and product focus will strengthen the Company’s market leadership in customized engineered solutions. The Board and I expect his transition from chief operating officer into his new role to be a smooth one and we welcome him onto the Board.”

Mr. Cope joined Powell in December 2010 as Vice President of Sales and Marketing and has served as Senior Vice President and Chief Operating Officer since December 2015. During the 20 years prior to joining Powell, Mr. Cope held roles of increasing responsibility at ABB, an international provider of power and automation products enabling the utility, industrial, transportation and infrastructure industries. Mr. Cope holds a bachelor’s degree in Applied Science from Miami University of Ohio.

Thomas Powell has served as President and Chief Executive Officer of Powell on an interim basis since December 2015. Mr. Powell, who has served as the Company’s Chairman of the Board since 1984, will relinquish the role of President and Chief Executive Officer and again serve as non-executive Chairman of the Board, effective October 1, 2016.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the management, control and distribution of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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